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                                                                    Exhibit 99.1
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                              CAUTIONARY STATEMENT

          Apertus Technologies Incorporated ("Apertus" or the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

          The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

INTEGRATION OF OPERATIONS

          If Apertus is to realize the anticipated benefits of the merger with Carleton Corporation (the "Merger"), the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company, particularly at a time when Apertus only recently divested its Internet Solutions Division ("ISD") business. There can be no assurance that the integration process will be successful or that the anticipated benefits of the Merger will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of Apertus. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the Company.

FLUCTUATIONS IN OPERATING RESULTS

          Apertus has experienced significant fluctuations in its revenues and operating results from quarter to quarter and anticipates that it will continue to experience such quarterly fluctuations. The Company's revenues and
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operating results have generally been significantly higher in the fourth fiscal quarter than in any preceding quarter of each fiscal year. Apertus believes that fourth quarter revenues are positively impacted by year-end capital purchases by some large corporate customers. Seasonal factors, which Apertus believes are common in the computer software industry, are likely to increase as Apertus focuses on larger corporate accounts. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in product delivery or in closings of sales near the end of the quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels. Factors that may contribute to such fluctuations in addition to seasonal factors include: the number of new orders and product shipments; the size and timing of individual orders; the timing of shipment of hardware or database software by third party vendors necessary in order for Apertus to recognize revenues; the timing of introduction of products or product enhancements by the Company, the Company's competitors or other providers of hardware, software and components for the Company's markets; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; product quality problems; customer order deferrals in anticipation of new products; changes in customer budgets; changes in operating expenses; changes in strategy; personnel changes; foreign currency exchange rates; mix of products sold; conditions or events in the manufacturing industry; and general economic conditions.

          In addition, the achievement of anticipated revenues is substantially dependent on the ability of Apertus to attract, on a timely basis, and retain skilled personnel, especially sales, service and implementation personnel. As a result of these factors, revenues for any quarter are subject to significant variation, and Apertus believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

COMPETITION

          The computer software industry is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to the Company's products. Many of the Company's existing competitors, as well as a number of potential competitors, have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. The Company has no proprietary barriers to entry which would limit competitors from developing similar products or selling competing products in the Company's markets. Accordingly, there can be no assurance that such competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance. In addition, Apertus will focus its marketing and product development efforts toward the data integration market. Competition (including price competition) is likely to increase substantially, which may result in price reductions and loss of market share. Apertus may also face resistance from potential customers which have a large installed base of legacy systems, and, therefore, may be reluctant to commit the time and resources necessary to convert to an open systems-based
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client/server software product. As the client/server computing market expands, a large number of companies, some with significantly greater resources than Apertus, may enter the market or increase their market share by acquiring or entering into alliances with competitors of Apertus. There can be no assurance that Apertus will be able to compete successfully against its competitors or that the competitive pressures faced by Apertus will not adversely affect its financial performance.

          The Company's principal markets are highly fragmented and consist of a few large multinational suppliers and a much larger number of small, regional competitors. The Company believes that its industry will experience consolidation as management information systems become more complex and as more manufacturers adopt sophisticated management information systems, forcing smaller companies in the industry to specialize or merge with their competitors. In order to compete effectively in the broad markets which the Company presently targets, the Company will need to continue to grow and attain sufficient size to ensure that it can develop new products on a timely basis in response to evolving technology and new customer demands and can sell such products on a timely basis to a variety of manufacturing industries worldwide. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively.

          In order to be successful in the future, Apertus must respond effectively to customer needs and properly select and incorporate those technologies and application functionalities that will meet the challenges posed by competitors' innovations. To accomplish this critical objective, Apertus must continue to invest in enhancing its current products and, when necessary, introduce new products to remain competitive.

ABILITY TO RECRUIT SALES, SERVICE AND IMPLEMENTATION PERSONNEL

          The ability to achieve anticipated revenues is substantially dependent on the ability of Apertus to attract on a timely basis and retain skilled personnel, especially sales, service and implementation personnel. In addition, Apertus believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial, marketing and professional services personnel to ensure the quality of products and services provided to its customers. Competition for such personnel, in particular for product development, sales and implementation personnel, is intense, and Apertus competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than Apertus. There can be no assurance that Apertus will be successful in attracting and retaining skilled personnel. The Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business and operations.

RECENT OPERATING LOSSES

          Apertus has sustained operating losses in each of the past two fiscal years. The losses were due to many factors. A primary reason was the continuing decline in the older generation network integration products both domestically and internationally. In addition, the mix of products sold reflected a higher hardware component which resulted in an increased cost as a percentage of sales. A final contributing factor was the fixed component of
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the operational infrastructure. The Company's ability to return to profitability is dependent upon continued development and successful marketing of its products.

DEPENDENCE ON KEY EMPLOYEES

          Apertus is dependent upon the continued services and management experience of Robert Gordon and other executive officers. If Mr. Gordon or any of such other executive officers were to leave Apertus, the Company's operating results could be adversely affected. In addition, the Company's continued growth depends on its ability to attract and retain skilled employees and on the ability of its officers and key employees to manage growth successfully. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business and operations.

DEPENDENCE ON PRINCIPAL PRODUCTS

          Substantially all of the Company's revenue following the sale of its ISD will be derived from the sale of data integration tools, primarily the Passpont and Enterprise/Integrator products, and related support services. Accordingly, any event that adversely affects fees derived from the sale of such tools, such as competition from other products, significant flaws in the Company's software products or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the systems run, could have a material adverse effect on the Company's business and operations. The Company's future financial performance will depend, in substantial part, on the continued development and introduction of new and enhanced versions of its products, and customer acceptance of such new and enhanced products.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

          The market for the Company's software products is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. Accordingly, the Company's future success will depend upon their ability to enhance its current products and develop and introduce new products that keep pace with technological developments, satisfy varying end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position and have an adverse effect on revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future, which could have a material adverse effect on the Company's business and operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance. Apertus may need to increase the size of its product development staff in the near term to meet
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these challenges. There can be no assurance that Apertus will be successful in hiring and training adequate product development personnel to meet its needs.

          Software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect operating results. Problems encountered by customers installing and implementing new releases or with the performance of the Company's products could have a material adverse effect on the Company's business and operations.

DEPENDENCE ON THIRD PARTY SUPPLIERS

          Certain components of the Company's Enterprise/Integrator products are currently available only from a single source. Delays in product shipments, delays in production and increased supply costs could have a material adverse effect on the Company's business and operations.

          In addition, the Company's products incorporate and use software products and computer hardware and equipment developed by other entities. There can be no assurance that all of these entities will remain in business, that such entities will continue to support these product lines, that their product lines will remain viable or that these products will otherwise continue to be available to the Company. If any of these entities ceases to do business or abandons or fails to enhance a particular product line, the Company may need to seek other suppliers. This could have a material adverse effect on the Company's business and operations.

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

          Apertus relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that, in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company's products or obtain and use information that the Company regards as proprietary. Although the Company's licenses contain confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the Company's source codes or other confidential information. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competitors will not independently develop software products that are substantially equivalent or superior to the Company's software products.

          The Company may receive notices from third parties claiming that the Company's products infringe third party proprietary rights. Apertus expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to such claims. Any such claim, with or without merit,
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could result in costly litigation and require Apertus to enter into royalty or licensing arrangements. Such royalty or license arrangements, if required, may not be available on terms acceptable to Apertus or at all.

PRODUCT LIABILITY

          Because Apertus markets and sells its software products on a turnkey basis, which includes rendering professional consulting services, Apertus incurs significant risks of professional and other liability. No assurance can be given that the limitations of liability set forth in the Company's license agreements or other contracts would be enforceable or would otherwise protect the Company from liability for damages to a customer resulting from a defect in one of the Company's products or arising as a result of professional services rendered by the Company. Such a claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business and operations.

ADDITIONAL BUSINESS RISKS

          The future success of the Company's business and operations are subject to several additional business risks, including (i) risk of lengthening sales cycles with key customers; (ii) inability to manage the Company's cost structure to a level consistent with profitability as the Company aggressively funds new products while retaining its traditional products; (iii) risks associated with sales of products outside the United States, including those related to foreign regulatory requirements, exchange rate fluctuations and local political, social and economic factors; (iv) higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; (v) failure to obtain new customers or retain existing customers; (vi) termination of supply contracts or renegotiation at less cost-effective rates or terms of payment;
(vii) inability to carry out marketing and sales plans; and (viii) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments.

          The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.